UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2023

DIVERSIFIED HEALTHCARE TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634

(Address of Principal Executive Offices) (Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Shares of Beneficial Interest	DHC	The Nasdaq Stock Market LLC
5.625% Senior Notes due 2042	DHCNI	The Nasdaq Stock Market LLC
6.25% Senior Notes due 2046	DHCNL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us”, and “our” refer to Diversified Healthcare Trust.

Item 1.01. Entry into a Material Definitive Agreement.

On February 14, 2023, we amended the agreement governing our credit facility, or our credit agreement, with Wells Fargo Bank, National Association, as administrative agent and a lender, and a syndicate of other lenders. Pursuant to the amendment, among other things, the waiver of the fixed charge coverage ratio covenant was extended through the maturity date of our credit facility in January 2024, the minimum liquidity requirement was decreased from $200.0 million to $100.0 million, and the facility commitments were reduced from $586.4 million to $450.0 million.

In addition, the amendment provides for certain additional financial covenants and restrictions on us, including that we are required to repay outstanding amounts under the credit facility with excess cash flow from properties that secure the credit facility and that, subject to certain exceptions, we are generally restricted from acquiring real property or incurring additional debt and our ability to pay cash distributions to our shareholders remains limited to amounts required to maintain our qualification for taxation as a REIT, to avoid the payment of income or excise taxes and to pay a dividend of $0.01 per share per quarter. The amendment also establishes the secured overnight financing rate as the replacement benchmark rate in place of LIBOR to calculate interest payable on amounts outstanding under our credit facility, increases the interest rate premium payable on borrowings under our credit facility from 250 basis points per annum to 290 basis points per annum and eliminates the feature of our credit facility permitting us to reborrow funds.

Wells Fargo Bank, National Association and the other lenders party to our credit agreement, as amended, as well as their affiliates, have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these engagements.

The foregoing description of the amendment to our credit agreement is not complete and is subject to and qualified in its entirety by reference to the copy of the fifth amendment to our amended and restated credit agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward-looking statements as a result of various factors. For example:

•	Implications of the amendment could be that we will have sufficient liquidity under our credit agreement to fund our operations and repayment of debt. We are currently fully drawn under our credit facility and could also be required to repay our outstanding debt in the event of non-compliance with certain other requirements of our credit agreement or our senior unsecured notes indentures or their supplements. In addition, we have no additional options to extend the maturity date of our credit facility. We may therefore experience future liquidity constraints, as we are currently unable to incur additional debt under our credit agreement or the agreements governing our public debt, and will be limited to cash on hand to fund our operations and repayment of debt or we may be required to raise additional capital from other sources or take other measures to maintain adequate liquidity; and

•	Actual costs under our credit facility will be higher than the stated rate plus a premium because of fees and expenses associated with the facility.

The information contained in our filings with the SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 identifies other important factors that could cause our actual results to differ materially from those stated in or implied by our forward-looking statements. Our filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of February 14, 2023, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other parties party thereto. (Filed herewith.)
104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Date:  February 15, 2023